November 9, 2004

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Commissioners:

We have read the statements made by International Surfacing, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4.01 of Form 8-K as part of the Company's Form 8-K/A report dated November 8, 2004. We agree with the statements concerning our Firm in such Form 8-K/A.

Very truly yours,

/s/Tedder, James Worden & Associates

Tedder, James Worden & Associates